Exhibit 8.3

Skadden, Arps, Slate, Meagher & Flom llp
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August 9, 2021	MUNICH
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New Senior Investment Group Inc.

55 West 46th Street, Suite 2204

New York, New York 10036

Re:	Certain U.S. Federal Income Tax Matters

Ladies and Gentlemen:

You have requested our opinion concerning certain U.S. federal income tax considerations in connection with the proposed merger (the “Merger”) of New Senior Investment Group Inc., a Delaware corporation (“New Senior” or “Our Client”), with Cadence Merger Sub LLC, a Delaware limited liability company and subsidiary of Ventas, Inc., a Delaware corporation (“Parent”), and the filing by New Senior of a registration statement on Form S-4 (No. 333-258177), filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). Capitalized terms used herein but not defined shall have the meanings set forth in the Agreement and Plan of Merger, dated as of June 28, 2021, by and among Parent, Cadence Merger Sub LLC, and New Senior (the “Merger Agreement”).

New Senior Investment Group Inc.

August 9, 2021

We have acted as real estate investment trust (“REIT”) tax counsel to New Senior in connection with the preparation and filing of the Registration Statement and certain other documents. In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, and such other documentation and information provided to us by New Senior and its affiliates as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, New Senior has provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of officers of New Senior (the “New Senior Officers’ Certificate”) relating to, among other things, the actual and proposed operations of New Senior and the entities in which it holds, or has held, a direct or indirect interest (collectively, the “Company”). Moreover, we are, at New Senior’s request, relying on the accuracy and completeness of all information provided in (i) certificates executed by officers of FHC Property Management LLC (“FHC”) on each of June 20, 2019, November 6, 2014, and July 18, 2012 (such certificates, the “FHC Certificates”), and (ii) a certificate, dated June 20, 2018, executed by officers of Drive Shack Inc. (f/k/a Newcastle Investment Corp.), a Maryland corporation (“Drive Shack,” and such certificate, the “Drive Shack Officers’ Certificate,” and collectively with the FHC Certificates and the New Senior Officers’ Certificate, the “Officers’ Certificates”). For purposes of our opinion, although we are not aware of any facts inconsistent with the statements in the Officers’ Certificates, we have not independently verified the facts, statements, representations and covenants set forth in the Officers’ Certificates, the Registration Statement, or in any other document. In particular, we note that the Company, FHC, and Drive Shack have engaged in, and may engage in, transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. We have, consequently, assumed and relied on the representations of New Senior, Drive Shack, and FHC, as the case may be, that the statements, representations and covenants presented in the Officers’ Certificates and the Registration Statement accurately and completely describes all facts with respect to the matters addressed therein. We have assumed that all facts, statements, representations and covenants presented in such documents are true without regard to any qualification as to knowledge, belief, intent, materiality or otherwise, and that neither the closing of the Merger itself nor any fact or circumstances following the Effective Time of the Merger will cause any such fact, statement, representation or covenant to cease to be true. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officers’ Certificates may affect our conclusions set forth herein. Additionally, we have, with your permission, relied on and assumed the correctness of (i) the opinion rendered by Cravath, Swaine & Moore LLP, dated as of the date hereof, to the effect that the Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the opinion rendered by Hogan Lovells LLP as of the date hereof, to the effect that, at all times commencing with its taxable year ended December 31, 2017 and through the Closing Date, Parent has been and will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled and will enable Parent to meet, through the Closing Date, the requirements for qualification and taxation as a REIT under the Code. Moreover, we have, with your permission, assumed that following the Effective Time, the Company will continue to comply with the representations and covenants set forth in the Officers’ Certificates (determined as if such representations and covenants applied to periods following the Effective Time, as applicable) and will not take or omit to take any action if such action or omission would alter the facts on which this opinion is based.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

New Senior Investment Group Inc.

August 9, 2021

Our opinion is also based on the correctness of the following assumptions: (i) New Senior and each of the entities comprising the Company has been and will continue to be operated in accordance with the laws of the jurisdiction in which they were formed and in the manner described in the relevant organizational documents, (ii) Drive Shack, and each of the entities in which it holds, or has held, a direct or indirect interest, has been and will continue to be operated in accordance with the laws of the jurisdiction in which they were formed in the manner described in the relevant organizational documents, (iii) there will be no changes in the applicable laws of the State of Delaware, the State of Maryland or of any other jurisdiction under the laws of which any of the entities comprising the Company or Drive Shack and the entities in which each of the Company or Drive Shack holds, or has held, a direct or indirect interest, have been formed, (iv) each of the written agreements to which the Company or Drive Shack or the entities in which each of the Company or Drive Shack holds, or has held, a direct or indirect interest, is a party will be implemented, construed and enforced in accordance with its terms.

In rendering our opinion, we have considered and relied upon the Code, the regulations promulgated thereunder (“Regulations”), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS, or, if challenged, by a court.

Based on and subject to the foregoing, we are of the opinion that, commencing with New Senior’s initial taxable year ended December 31, 2014, New Senior has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the date hereof has enabled, and its proposed method of operation will enable, it to continue to meet the requirements for qualification and taxation as a REIT through the Effective Time.

As noted in the Registration Statement, New Senior’s qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels and the diversity of its stock ownership, and various other qualification tests imposed under the Code, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of New Senior’s operations for any one taxable year will satisfy the requirements for taxation as a REIT under the Code.

New Senior Investment Group Inc.

August 9, 2021

In addition, and as noted in the Registration Statement, New Senior’s ability to qualify as a REIT under the Code may depend on Drive Shack’s qualification as a REIT for the 2015 and earlier taxable years. We previously issued an opinion to Drive Shack, dated June 20, 2018 (the “Drive Shack Opinion”), to the effect that, commencing with Drive Shack’s initial taxable year ended December 31, 2002 (the “First Covered Year”) and ending with Drive Shack’s taxable year ended December 31, 2015 (the “Last Covered Year,” and the period commencing with the First Covered Year through and including the Last Covered Year, the “Covered Period”), Drive Shack was organized in conformity with the requirements for qualification as a REIT under the Code, and its actual method of operation has enabled it to meet the requirements for qualification and taxation as a REIT during the Covered Period. It should be noted that the Drive Shack Opinion is based on the assumptions described therein, the Drive Shack Officers’ Certificate and the FHC Certificates. Additionally, Drive Shack’s qualification and taxation as a REIT during the Covered Period depends upon its ability to have met, through actual annual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels and the diversity of its stock ownership, and various other qualification tests imposed under the Code, the results of which were not reviewed by us. No assurance can be given as to whether the actual results of Drive Shack’s operation for any one taxable year enabled it to qualify as a REIT under the Code, nor can any assurance be given that a failure of Drive Shack to qualify as a REIT under the Code will not prevent New Senior from qualifying as a REIT under the Code. Accordingly, we have assumed for purposes of this opinion that Drive Shack qualified as a REIT under the Code for the Covered Period.

Although the opinion expressed herein relates to the satisfaction of the REIT qualification requirements through the Effective Time, the REIT qualification requirements (including those relating to a REIT’s gross income, assets, and distributions) are normally tested at the end of, or for, a calendar quarter or calendar year. Therefore, this opinion shall not be applicable and shall not be effective to the extent that any fact, matter or thing (including any item or amount of gross income, the acquisition or disposition of any asset, the absence of any distribution, or any change in the ownership of the Company) occurs or does not occur as a result of the closing of the Merger or after the Effective Time that adversely affects New Senior’s qualification as a REIT. For example, the opinion expressed herein shall not be applicable or effective if New Senior shall fail to meet its distribution (and deduction for dividends paid) requirement under section 857(a) of the Code (which requirement is tested on a taxable year basis) for any taxable period beginning on or after January 1, 2021, or if any person fails to be an “independent contractor” with respect to New Senior as a result of the closing of the Merger.

We express no opinion on any issue relating to New Senior or any investment therein or any other issue, other than as expressly stated herein. This opinion has been prepared for you in connection with the filing of the Registration Statement. It may not be relied upon by anyone else without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the captions “Material U.S. Federal Income Tax Considerations Regarding Ventas’s Taxation as a REIT” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

New Senior Investment Group Inc.

August 9, 2021

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP